UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 19, 2006

United Therapeutics Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26301	52-1984749
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification Number)
Incorporation)

1110 Spring Street
Silver Spring, MD		20910
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:
(301) 608-9292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

Please refer to the discussion in Item 2.06 hereof, which is incorporated herein by reference.

Item 2.06.  Material Impairments

On January 19, 2006, the management of United Therapeutics Corporation (the “Company”) determined to discontinue the sales, marketing and production of its HeartBar® line of products, which are arginine-enriched dietary supplements.  This discontinuance was effective immediately.  The decision to discontinue HeartBar is not meant to impact other aspects of the Company’s arginine line of business, which include sales of non-HeartBar arginine products and license royalties from third parties selling arginine based products.  This decision was made by the Company’s management after evaluating recent clinical trial results and market potential, among other considerations.

In connection with this discontinuance, on January 19, 2006, the Company’s management concluded that the Company will recognize non-cash impairment charges totaling approximately $2.0 million from the write-off of the HeartBar trademarks.  These impairment charges will be recorded in the quarter ending March 31, 2006.  The company does not anticipate any other significant expenses or future cash expenditures relating to the discontinuance of HeartBar.

In addition to historical information, this Current Report on Form 8-K contains forward-looking statements about expectations and intentions regarding anticipated amounts and timing of impairment charges and costs that are based on the Company’s current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in the Company’s periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in the Company’s periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  The Company is providing this information as of January 25, 2006 and undertakes no obligation to publicly update or revise the information contained in this Current Report on Form 8-K whether as a result of new information, future events or any other reason.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED THERAPEUTICS CORPORATION

Dated: January 25, 2006	By:	/s/ Paul A. Mahon
	Name:	Paul A. Mahon
	Title:	General Counsel